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                                                                    EXHIBIT 99.2

U.S. MedSys Corp.'s Diabetes Supply Subsidiary Becomes Member of Pharmacy Network of Sav-Rx Prescription Services
Tuesday March 8, 6:00 am ET


HASBROUCK HEIGHTS, N.J.--(BUSINESS WIRE)--March 8, 2005--U.S. MedSys Corp. (OTCBB:UMSY - News), today announced that its subsidiary, Global Medical Direct, is now an in-network participating pharmacy for Sav-Rx Prescription Services, of Fremont, Nebraska. Members of Sav-Rx will be able to obtain diabetes supplies by mail order from Global Medical Direct. This agreement expires on December 31, 2005 and, unless terminated, it will automatically renew each year on January 1, for successive one-year terms.

Sav-Rx Prescription Services characterizes itself as a leading national pharmacy benefit provider to employers and self-funded health plans. Sav-Rx products and services help employers and groups reduce the overall cost of their health care benefit. Sav-Rx is a wholly owned subsidiary of A&A Drug Company Inc., a national pharmaceutical provider founded in 1966. Since its establishment, Sav-Rx has grown to over 11,000,000 members nationwide, providing performance, reliability and innovation to meet the unique requirements of many prescription benefit programs.

Bob Shea, President and CEO of Global Medical Direct, stated, "We have already begun to receive orders from members of Sav-Rx. Global Medical Direct prides itself on its expertise in the field of diabetes by providing patients with diabetes the best available products, comprehensive diabetes educational materials and the highest level of customer service. We are excited to introduce our program to Sav-Rx members who have diabetes and we are confident in our ability to assist Sav-Rx with their goal of effectively managing their client's healthcare costs."

The American Diabetes Association ("ADA") estimated in 2002 that the annual direct and indirect cost of diabetes in the United States is $132 billion. The ADA further estimated that 6.3% of the 2002 U.S. population had diabetes. Programs like the one between Sav-Rx and Global Medical Direct are designed to help reduce cost through improved patient compliance by making it more convenient for members to obtain their prescribed diabetes products and by providing the latest in diabetes educational materials and support.
About Global Medical Direct

Global Medical Direct is a nationwide Durable Medical Equipment provider specializing in direct to consumer diabetes supplies. The Company provides diabetes products and educational services to help patients lead healthier and more productive lives. Global Medical Direct provides an easy-to-use, cost effective and convenient way for patients to obtain their diabetes supplies and medications through their health plan, employer and government payors such as Medicare and Medicaid. The Company's products include blood glucose meters, test strips and ancillary supplies, insulin pumps and supplies, diabetic shoes and orthopedic inserts and diabetes maintenance medications.

About U.S. MedSys Corp.
U.S. MedSys Corp. is a marketing, distribution organization and medical network development company which provides medical technology and support services to the healthcare industry. UMSY is focusing on its core competencies in sales, medical network development, marketing and healthcare delivery. The UMSY business network consists of PMC/Foot Care, LLC; PMC
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Ocular, LLC; Global Medical Direct and New England Orthotic and Diabetic Shoe
Manufacturing Company Inc. The company has contractual relationships with PMC Corp., a third party administrator; New York Home Health Care, which provides comprehensive services to hospital, long-term care facilities and home care patients in the New York and New Jersey area; Wills Eye Surgical Group and Sav-Rx. For more information see www.usmedsyscorp.com.

This press release may contain "forward-looking statements" within the meaning of Section 27A of the 1933 Securities Act and Section 21E of the 1934 Securities Exchange Act. Actual results could differ materially, as the result of such factors as competition in the markets for the company's products and services and the ability of the company to execute its plans. By making forward-looking statements, the company can give no assurances that transactions described in this press release will be successfully completed, and undertakes no obligation to update these statements for revisions or changes after the date of this press release.

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Contact:
     U.S. MedSys Corp.
     Thomas H. King, 201-288-3082
      or
     Summit Financial Partners
     Anthony Altavilla, 317-218-0204
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Source: U.S. MedSys Corp.